Exhibit 99.1

May 20, 2009

RE: 1st Quarter Results

Dear Member:

Last Friday, you received an announcement about our first quarter dividend and financial results. Although the Federal Home Loan Bank of Indianapolis earned $21.8 million for the quarter, we experienced an $18.6 million other-than-temporary impairment (OTTI) charge to the first quarter’s net income. This resulted from our investment in private-label mortgage-backed securities which are experiencing increased delinquencies. As with other financial institutions, the FHLBI is not immune from the continued deterioration in residential mortgage markets. It is not possible to reliably predict whether there will be more OTTI charges in the future. Much will depend on factors such as the economy, financial markets, and housing market conditions, as well as the performance of home mortgages that underlie these mortgage investments.

Falling property values combined with rising delinquency and foreclosure rates have also decreased the market value of assets our members pledge as collateral. We recognize the pressure our collateral valuation process places on our members, and we will continue to work with members to facilitate their ability to maintain adequate collateral and borrow from the FHLBI.

The current credit crisis also affected our dividend. As compared to our previous financial performance, the 2.25% B-1 stock dividend is lower than what you have come to expect. However, a lower dividend and a lower earnings pay-out ratio (currently running about 50%) allow us to add to retained earnings and increase our regulatory capital—two important factors for ensuring the safety and soundness of the FHLBI and protecting our members’ investment. This will also strengthen our long-term ability to provide credit products to and purchase mortgages from our members.

The FHLBI remains well positioned to serve you. Despite the financial crisis, our liquidity position and our ability to access funds from the capital markets on advantageous terms remain strong. Our Board and management are focused on the issues at hand. We are confident that our members will continue to have access to stable, low-cost, flexible funding from the FHLBI.

Sincerely,

/s/ Milton J. Miller
Milton J. Miller
President-CEO

8250 Woodfield Crossing Blvd.    ^    Indianapolis, Indiana 46240    ^    317.465.0200    ^    www.fhlbi.com

Federal Home Loan Bank of Indianapolis

Safe Harbor Statement

This letter contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q including risk factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov